As filed with the Securities and Exchange Commission on June 24, 2025

Registration No. 333-
___________________________________________________________________________________________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM S-8

REGISTRATION STATEMENT
Under The Securities Act of 1933

TRIMAS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	38-2687639 (IRS Employer Identification No.)

38505 Woodward Avenue, Suite 200
Bloomfield Hills, Michigan 48304
(Address of Principal Executive Offices Including Zip Code)
Restricted Stock Units Inducement Award Agreement
Non-Qualified Stock Option Inducement Award Agreement
(Full Title of the Plan)
Jodi Robin
General Counsel and Secretary
TriMas Corporation
38505 Woodward Avenue, Suite 200
Bloomfield Hills, Michigan 48304
(248) 631-5450
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
    Large accelerated filer     Accelerated filer
    Non-accelerated filer     Smaller reporting company
    Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
As memorialized by both a Restricted Stock Units Inducement Award Agreement, dated as of June 24, 2025, by and between TriMas Corporation (the “Registrant”) and Mr. Thomas Snyder (the “RSU Inducement Award Agreement”), and a Non-Qualified Stock Option Inducement Award Agreement, dated as of June 24, 2025, by and between the Registrant and Mr. Snyder (the “Stock Option Inducement Award Agreement”), the Registrant has granted (1) stock options to purchase 900,000 shares (the “Option Shares”) of common stock, par value $0.01 per share, of the Registrant (the “Common Stock”) to Mr. Snyder on June 24, 2025, as well as (2) 152,439 restricted stock units, relating to 152,439 shares of Common Stock (the “RSU Shares” and, together with the Option Shares, the “Shares”), to Mr. Snyder on June 24, 2025 (collectively, the “Inducement Awards”). This Registration Statement on Form S-8 (the “Registration Statement”) registers the Shares issuable upon the exercise or vesting and settlement of such Inducement Awards.
The Inducement Awards were an inducement material to Mr. Snyder’s acceptance of employment, commencing June 23, 2025, as the President and Chief Executive Officer of the Registrant, and the Inducement Awards were previously approved by the Registrant’s Board of Directors (the “Board”) and the Compensation Committee of the Board. The Inducement Awards were made in reliance on Nasdaq Stock Market (“Nasdaq”) Listing Rule 5635(c), which exempts certain inducement equity grants from the general requirement under the Nasdaq rules that equity-based compensation plans and arrangements be approved by the Registrant’s stockholders.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents have been filed by the Registrant with the Commission and are incorporated herein by reference:
(a)The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024 (Commission File No. 001-10716), filed February 27, 2025;
(b)The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2025 (Commission File No. 001-10716), filed April 29, 2025;
(c)The Registrant’s Current Reports on Form 8-K (Commission File No. 001-10716) filed January 6, 2025, February 11, 2025, February 14, 2025, March 20, 2025 (with respect just to Item 5.02), April 1, 2025, May 15, 2025 and June 9, 2025; and

(d)The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (Commission File No. 000-17285), filed with the Commission on August 21, 2009, as updated by Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019 (Commission File No. 001-10716), and as amended by any subsequently filed amendments and reports updating such description.
All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
    Not applicable.
Item 5. Interests of Named Experts and Counsel
    Not applicable.
Item 6. Indemnification of Directors and Officers.
The Registrant is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) as the same exists or may hereafter be amended, inter alia, provides that a Delaware corporation may indemnify any person who was, or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.
Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation.
Where a present or former director or officer has been successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify the person against the expenses (including attorney’s fees) actually and reasonably incurred by such person in connection therewith.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liability under Section 145.
Article 8 of the Registrant’s certificate of incorporation provides that each person who was or is made a party to (or is threatened to be made a party to) or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was one of the Registrant’s directors or officers shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL against all expenses, liability and loss (including without limitation attorneys’ fees, judgments, fines and amounts paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred by Article 8 are contractual rights and include the right to be paid by the Registrant the expenses incurred in defending such action, suit or proceeding in advance of the final disposition thereof.
Article 7 of the Registrant’s certificate of incorporation provides that, to the extent permitted by Section 102(b)(7) of the DGCL, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or (d) for transactions from which a director derives improper personal benefit.
The Registrant’s directors and officers are covered by insurance policies indemnifying them against certain civil liabilities, including liabilities under the federal securities laws (other than liability under Section 16(b) of the Exchange Act), which might be incurred by them in such capacities. The Registrant has entered into indemnity agreements with its directors and certain of its executive officers for the indemnification and advancement of expenses to these persons. The Registrant believes that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. The Registrant also intends to enter into these agreements with its future directors and certain of its executive officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.
    Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1
Fourth Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q (Commission File No. 001-10716) filed on August 3, 2007)

4.2
Third Amended and Restated By-laws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K (Commission File No. 001-10716) filed on December 18, 2015)

4.3	Description of Securities of the Registrant (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K (Commission File No. 001-10716) filed on February 27, 2020)
4.4	Restricted Stock Units Inducement Award Agreement, dated as of June 24, 2025, by and between the Registrant and Thomas Snyder (filed herewith)
4.5	Non-Qualified Stock Option Inducement Award Agreement, dated as of June 24, 2025, by and between the Registrant and Thomas Snyder (filed herewith)
5.1	Opinion of Counsel (filed herewith)
23.1	Consent of Independent Registered Public Accounting Firm – Deloitte & Touche LLP (filed herewith)
23.2	Consent of Counsel (included in Exhibit 5.1) (filed herewith)
24.1	Powers of Attorney (filed herewith)
107	Calculation of Filing Fee Tables (filed herewith)
Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
    (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or "Calculation of Registration Fee" table, as applicable, in the effective Registration Statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomfield Hills, State of Michigan, on this 24th day of June, 2025.

TRIMAS CORPORATION

By:  /s/ Jodi F. Robin
Name: Jodi F. Robin
Title: General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: June 24, 2025	*
Thomas J. Snyder President and Chief Executive Officer and Director (principal executive officer)
Date: June 24, 2025	*
Teresa M. Finley Interim Chief Financial Officer and Director (principal financial officer and principal accounting officer)
Date: June 24, 2025	*
Herbert K. Parker Director
Date: June 24, 2025	*
Holly M. Boehne Director
Date: June 24, 2025	*
Jeffrey A. Fielkow Director
Date: June 24, 2025	*
Shawn S. Sedaghat Director
Date: June 24, 2025	*
Adrianne W. Shapira Director

Date: June 24, 2025	*
Nick L. Stanage Director
Date: June 24, 2025	*
Daniel P. Tredwell Director

*    This Registration Statement has been signed on behalf of the above officers and directors by Jodi F. Robin, as attorney-in-fact, pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.

Dated: June 24, 2025	By:	/s/ Jodi F. Robin
Jodi F. Robin
Attorney-in-Fact